MEDIA:	INVESTORS:
Chris Keenan	Joe Dorame
Aradigm	RCG Capital Markets Group, Inc.
(510) 265-9370	(480) 675-0400

ARADIGM CORPORATION REPORTS
SECOND QUARTER AND SIX MONTH 2003 FINANCIAL RESULTS

HAYWARD, Calif., July 23,2003 — Aradigm Corporation (Nasdaq: ARDM) today announced financial results for the second quarter and six months 2003 ended June 30, 2003.

Contract revenues for the quarter were $9.4 million, compared to $7.3 million for the same period in 2002. Revenues were primarily derived from the collaboration agreement with Novo Nordisk A/S to develop the AERx® insulin Diabetes Management System (iDMS). Total operating expenses for the second quarter were $16.8 million, compared to $17.4 million for the same quarter 2002. The Company reported net loss applicable to common shareholders for the second quarter 2003 of $7.4 million, or $0.15 per share, compared with a loss of $10.0 million, or $0.34 per share, for the same period in 2002.

“During the second quarter, the company expanded its needle-free delivery offerings with the acquisition of the Intraject® technology,” said Richard Thompson, Chairman and Chief Executive Officer of Aradigm. “The synergies between Intraject and our AERx platform allow Aradigm to capitalize on its leading position in liquid based drug delivery and experience in product development while offering drug discovery and biotechnology companies innovative technologies to meet their drug delivery needs.”

Contract revenues for the six months ended June 30, 2003 were $17.1 million, compared with $15.4 million for the same period in 2002. Total operating expenses for the six months ended June 30, 2003 were $32.5 million, compared with $34.2 million for the same period in 2002. The net loss for the six months ended June 30, 2003 was $15.3 million, or $0.35 per share, compared with a net loss of $18.5 million, or $0.62 per share, for the same period in 2002.

Dr. Bryan Lawlis, Aradigm’s President and Chief Operating Officer, commented, “In line with our previously announced plan to streamline operations and to provide additional fiscal flexibility going forward, the company has completed a reduction in workforce.

-MORE-

Aradigm Corporation • 3929 Point Eden Way • Hayward, CA 94545 • 510.265.9000 • fax 510.265.0277

With a significant part of the development of the AERx platform concluded and the technology transfer portion of the Intraject program completed on time and on budget, it is now strategically important for us to focus our resources on moving the iDMS platform to market while initiating the development portion of the Intraject program all in a timely manner. This reduction in force has affected fewer than 40 regular employees.”

As of June 30, 2003, cash, cash equivalents, and all investments totaled approximately $28.2 million.

Quarterly Highlights

•	In May, the company announced a strategic step in building its needle-free drug delivery platform with the acquisition of the Intraject technology from Weston Medical Group. This technology consisting of a pre-filled, pen-sized, single-use disposable system, delivers drugs and biologics comfortably to the subcutaneous layer of the skin. In this acquisition, Aradigm obtained the technology, intellectual property including patents and manufacturing equipment for approximately $2 million. Recently, the technology transfer portion of the Intraject acquisition was completed which now allows Aradigm to move forward in its internal testing prior to initiating clinical trials.

•	In June, Dr. Bryan Lawlis added the title of President to his current position of Aradigm’s Chief Operating Officer. This promotion is in line with Dr. Lawlis’ increased handling of the day-to-day operations and the company’s focus on commercialization.

•	In June, Mr. Bobba Venkatadri joined Aradigm in the newly created position of Senior Vice President of Operations. Mr. Venkatadri brings over 30 years of worldwide executive leadership related to pharmaceutical and biotechnology product manufacturing. He will oversee all manufacturing operations for the company.

•	At the 63rd Annual Meeting of the American Diabetes Association in New Orleans, Aradigm’s partner, Novo Nordisk presented three abstracts of new data from the Phase 2b clinical trial of the AERx Diabetes Management System. These abstracts showed that the system did not impact lung function, demonstrated a high rate of patient compliance and elicited positive physician reaction to some of the system’s unique features.

-MORE-

Aradigm Corporation • 3929 Point Eden Way • Hayward, CA 94545 • 510.265.9000 • fax 510.265.0277

Conference Call

The company will host a conference call and question and answer session at 11:00 am Eastern Time, 8:00 am Pacific Time today to discuss these financial results. Dial toll-free 1 (800) 753-6335 to access the conference call. International callers dial +1 (706) 643-1675. The event webcast can be found under the investor relations section of: www.aradigm.com. The webcast and audio replay of the conference call will be available following the call, which can be accessed on www.aradigm.com or by dialing toll-free 1 (800) 642-1687. International callers should dial +1 (706) 645-9291. The replay passcode is 1685545.

Aradigm is working to improve the quality of life for patients through the development of its innovative needle-free drug delivery platforms. The Company’s AERx® advanced pulmonary delivery platform and its Intraject® needle-free injector system provide leading pharmaceutical and biotechnology partners with effective drug delivery solutions. Aradigm’s technologies both use liquid drug formulations to deliver drugs to the targeted area of either the lung, or the systemic circulation. The company’s most advanced product is in Phase 3 clinical trials for the treatment of diabetes in a partnership with Novo Nordisk, a world leader in diabetes care. More information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation’s Securities and Exchange Commission (SEC) Filings, including the company’s Annual Report on Form 10-K as amended, and quarterly reports on Form 10-Q.

AERx, AERx Essence and Intraject are registered trademarks of Aradigm Corporation.

< Financial charts follow >

-MORE-

Aradigm Corporation • 3929 Point Eden Way • Hayward, CA 94545 • 510.265.9000 • fax 510.265.0277

ARADIGM CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(IN $000’S, Except Per Share Information)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,

	2003	2002	2003	2002

	(UNAUDITED)		(UNAUDITED)
CONTRACT REVENUES — FROM RELATED PARTIES	$9,255	$6,558	$16,824	$14,157
CONTRACT REVENUES — OTHER	123	737	244	1,256

TOTAL CONTRACT REVENUES	9,378	7,295	17,068	15,413

OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	14,001	14,588	$27,000	28,901
GENERAL AND ADMINISTRATIVE	2,844	2,809	$5,513	5,267

TOTAL OPERATING EXPENSES	16,845	17,397	32,513	34,168

LOSS FROM OPERATIONS	(7,467)	(10,102)	(15,445)	(18,755)

OTHER INCOME (EXPENSE):
INTEREST INCOME	86	210	$194	501
INTEREST EXPENSE AND OTHER	(39)	(84)	$(95)	(250)

TOTAL OTHER INCOME (EXPENSE)	47	126	99	251

NET LOSS	$(7,420)	$(9,976)	$(15,346)	$(18,504)

BASIC AND DILUTED NET LOSS PER SHARE:	$(0.15)	$(0.34)	$(0.35)	$(0.62)
SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE	51,144	29,723	43,440	29,634

ARADIGM CORPORATION
CONDENSED BALANCE SHEETS
(IN $000’S)

	JUNE 30,	DECEMBER 31,
	2003	2002

	UNAUDITED
ASSETS
CURRENT ASSETS:
CASH, CASH EQUIVALENTS & SHORT-TERM INVESTMENTS	$28,229	$29,890
RECEIVABLES	167	282
OTHER CURRENT ASSETS	1,514	1,593

TOTAL CURRENT ASSETS	29,910	31,765
PROPERTY AND EQUIPMENT, NET	64,207	63,233
NOTES RECEIVABLE FROM OFFICERS	332	169
LONG TERM INVESTMENTS		1,553
OTHER ASSETS	399	409

TOTAL ASSETS	$94,848	$97,129

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
ACCOUNTS PAYABLE	$1,010	$1,951
ACCRUED CLINICAL AND COST OF OTHER STUDIES	207	291
ACCRUED COMPENSATION	3,368	2,195
DEFERRED REVENUE	8,909	10,682
OTHER ACCRUED LIABILITIES	648	407
CURRENT PORTION OF CAPITAL LEASE OBLIGATIONS	992	1,753

TOTAL CURRENT LIABILITIES	15,134	17,279
NONCURRENT PORTION OF DEFERRED REVENUE	5,142	6,170
NONCURRENT PORTION OF CAPITAL LEASE OBLIGATIONS	73	497
NONCURRENT PORTION OF DEFERRED RENT	1,216	1,108
REDEEMABLE CONVERTIBLE PREFERRED STOCK	27,499	30,665
SHAREHOLDERS’ EQUITY	45,784	41,410

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & SHAREHOLDERS’ EQUITY	$94,848	$97,129